Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
180 Maiden Lane	Jon Diat (Media): (212) 770-3505; jon.diat@aig.com
New York, NY 10038 www.aig.com	Jim Ankner (Media): 212-770-3277; james.ankner@aig.com

AIG REPORTS FOURTH QUARTER OPERATING INCOME OF $290 MILLION, INCLUDING AFTER-TAX STORM SANDY LOSSES OF $1.3 BILLION; FOURTH QUARTER NET LOSS OF $4.0 BILLION

•	Fourth quarter net loss reflects $4.4 billion net loss on sale from discontinued operations (International Lease Finance Corporation)

•	Book value per share, excluding accumulated other comprehensive income (AOCI), of $57.87, up 15.5 percent for the year

•	Remaining AIA shares sold for $6.5 billion and a realized gain of $240 million

•	Department of the Treasury sells last of its AIG shares

NEW YORK, February 21, 2013 – American International Group, Inc. (NYSE: AIG) today reported a net loss of $4.0 billion, or $2.68 per diluted share, for the fourth quarter ended December 31, 2012, compared with net income of $21.5 billion, or $11.31 per diluted share, in the prior year quarter. Full year 2012 net income was $3.4 billion, or $2.04 per diluted share, compared with $20.6 billion, or $11.01 per diluted share, for the full year of 2011.

After-tax operating income in the 2012 fourth quarter was $290 million, or $0.20 per diluted share, compared with $1.5 billion, or $0.77 per diluted share, in the prior year quarter. After-tax operating income for the full year of 2012 was $6.6 billion, or $3.93 per diluted share, compared with $2.1 billion, or $1.16 per diluted share, in 2011.

Fourth quarter and full year 2012 results included pre-tax catastrophe losses from Storm Sandy of $2.0 billion ($1.3 billion after-tax). Net income for the fourth quarter and full year of 2012 included a $4.4 billion net loss on sale from discontinued operations associated with the agreement to sell International Lease Finance Corporation (ILFC), which reduced book value per share by $2.97 per share. Net income for the fourth quarter and full year of 2011 reflected a U.S. consolidated income tax deferred tax asset valuation allowance release of $19.3 billion and $18.4 billion, respectively.

“AIG’s operating profit this quarter shows the power and financial strength of our diverse global franchise,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We achieved these operating profits in spite of Storm Sandy – the second largest single catastrophe event for AIG in the U.S. These results show how the people of AIG are working together and getting the job done.

“In so many ways, this was an historic quarter — from the positive return we delivered to the American taxpayers on the investment in AIG, to our ability to monetize non-core assets, and to

FOR IMMEDIATE RELEASE

again becoming a unified AIG. When history is written, we will look back and see that by the end of 2012, a new era for AIG had begun. As one AIG, we will expand on our accomplishments. Teams from our core businesses are working together, sharing experiences, and providing complementary skill sets to create new opportunities and better serve our customers. This partnership is AIG’s global foundation for growth.”

Mr. Benmosche concluded, “We still have work to do, but we have confidence in the opportunities we will create in 2013 and beyond. We remain committed to investing in our business, but expect to take continued actions to improve our efficiencies through technology and streamlined work processes.”

Liquidity, Capital Management, and Other Significant Developments

•	AIG shareholders’ equity totaled $98.0 billion at December 31, 2012.

•

During the fourth quarter of 2012, the U.S. Department of the Treasury (Treasury) completed a registered public offering of its remaining shares of AIG Common Stock for proceeds of approximately $7.6 billion, marking the full repayment of America’s financial support of AIG. Since 2008, through asset sales and other actions by AIG, the Federal Reserve, and Treasury, the U.S. Government recovered its full $182.3 billion commitment to AIG, plus a combined positive return of $22.7 billion. Treasury continues to hold warrants to purchase approximately 2.7 million shares of AIG common stock, the sale of which is expected to provide an additional positive return to taxpayers.

•

In December 2012, AIG sold its remaining stake of approximately 1.65 billion ordinary shares of AIA Group Limited (AIA) recognizing gross proceeds of approximately $6.5 billion and a gain of $240 million. For the full year, AIG recognized gains of $2.1 billion from AIA.

•

In December 2012, AIG entered into an agreement to sell up to a 90 percent stake in ILFC to an investor group. The transaction, which is subject to required regulatory approvals, including all applicable U.S. and Chinese regulatory reviews and approvals, is expected to close in the second quarter of 2013. At closing, AIG will retain at least a 10% ownership stake in ILFC subject to dilution for management issuances (which, over time, would reduce AIG’s ownership by one percentage point).

•

Distributions from insurance operations totaled $1.4 billion in the fourth quarter of 2012, and $5.3 billion for the full year of 2012, in each case excluding a capital contribution to AIG Property Casualty of $1.0 billion following Storm Sandy.

•	AIG Parent liquidity sources amounted to $16.1 billion at December 31, 2012, up from $11.6 billion at September 30, 2012, reflecting the sale of AIA shares.

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME (LOSS)

	Three Months Ended December 31,		Full-Year Ended December 31,
(in millions)	2012	2011	2012	2011
Insurance Operations
AIG Property Casualty	$(945)	$367	$1,820	$1,218
AIG Life and Retirement	1,090	912	4,160	3,277
Mortgage Guaranty (reported in Other)	(45)	(25)	9	(97)

Total Insurance Operations	100	1,254	5,989	4,398

Direct Investment book	509	(27)	1,215	604
Global Capital Markets	300	46	557	(11)
Change in fair value of AIA (including realized gains in 2012)	240	1,021	2,069	1,289
Change in fair value of ML III	—	208	2,888	(646)
Interest expense	(408)	(364)	(1,597)	(1,685)
Corporate expenses and eliminations	(356)	(470)	(1,039)	(1,410)

Pre-tax operating income	385	1,668	10,082	2,539

Income tax expense	(87)	(77)	(3,187)	243
Noncontrolling interest – Treasury	—	(96)	(208)	(634)
Other noncontrolling interest	(8)	(24)	(52)	(62)

After-tax operating income attributable to AIG	$290	$1,471	$6,635	$2,086

AIG PROPERTY CASUALTY

AIG Property Casualty reported an operating loss of $945 million in the fourth quarter of 2012, which included $2.0 billion of catastrophe losses from Storm Sandy, compared to operating income of $367 million in the fourth quarter of 2011. Excluding catastrophe losses, AIG Property Casualty’s fourth quarter 2012 operating income was $1.0 billion, reflecting improved underwriting margins and strong investment performance. AIG Property Casualty continued to shift its mix of business to higher value products and regions, while benefiting from positive rate trends.

The fourth quarter 2012 combined ratio was 125.1, compared to 107.1 in the fourth quarter of 2011. Fourth quarter 2012 results included net prior year adverse development of $116 million. The accident year loss ratio, as adjusted, improved to 63.3 from 69.3 in the fourth quarter of 2011 driven by a shift to higher value business and price increases. The fourth quarter 2012 acquisition ratio was 20.2, a 1.7 point increase over the fourth quarter of 2011 due to changes in business mix and a greater emphasis on direct marketing. The fourth quarter 2012 general operating expense ratio was 17.3, a 3.2 point increase over the fourth quarter of 2011. Over half of the increase in general operating expenses was related to investments in strategic initiatives and higher severance and other personnel costs.

FOR IMMEDIATE RELEASE

Fourth quarter 2012 net premiums written of $7.8 billion were essentially unchanged compared to the fourth quarter of 2011. Commercial Insurance net premiums written in original currencies were flat compared to the fourth quarter of 2011. Growth in higher value products and geographies was offset by risk selection initiatives and a new reinsurance program in U.S. excess casualty. Consumer Insurance net premiums written in original currencies increased 0.8 percent compared to the fourth quarter of 2011. Consumer Insurance continued to focus on growth strategies in its major lines of business, while expanding direct marketing as part of its multi-distribution channel approach.

Commercial Insurance reported a fourth quarter 2012 operating loss of $857 million and a combined ratio of 130.4, compared to operating income of $448 million and a combined ratio of 107.1 in the fourth quarter of 2011. The accident year loss ratio, as adjusted, improved to 66.4 from 76.9 in the fourth quarter of 2011 due primarily to the shift to higher value business and price increases. The fourth quarter 2012 acquisition ratio was 15.5, a 0.6 point increase over the fourth quarter of 2011. The fourth quarter 2012 general operating expense ratio was 14.0, a 2.1 point increase over the fourth quarter of 2011.

Consumer Insurance reported a fourth quarter 2012 operating loss of $286 million and a combined ratio of 111.2, compared to operating income of $131 million and a combined ratio of 98.8 in the fourth quarter of 2011. The fourth quarter 2012 accident year loss ratio, as adjusted, was 58.0, compared to 57.7 in the fourth quarter of 2011. The fourth quarter 2012 acquisition ratio was 26.9, a 3.0 point increase over the fourth quarter of 2011 due to changes in Consumer Insurance’s business mix and increased investments in direct marketing. The fourth quarter 2012 general operating expense ratio was 16.4, a 0.9 point increase over the fourth quarter of 2011.

AIG LIFE AND RETIREMENT

AIG Life and Retirement reported operating income of $1.1 billion in the fourth quarter of 2012, compared to $912 million in the fourth quarter of 2011 as results were positively impacted by efforts to actively manage spread income. Results benefited from higher net investment income, lower interest credited, and lower reserve charges for death claims compared to the prior year quarter. Partially offsetting these improvements were a favorable litigation settlement of $226 million in 2011, less favorable equity market performance in the fourth quarter of 2012 compared to the fourth quarter of 2011, loss recognition reserves of $61 million for a legacy block of long-term care insurance issued prior to 2002, and less favorable mortality results compared to the prior year.

Net investment income in the fourth quarter of 2012 was $2.7 billion, a $343 million increase from the fourth quarter of 2011, principally due to higher returns on alternative investments and $57 million of fair value gains on the investment in People’s Insurance Company (Group) of China Limited (PICC). The fourth quarter 2012 base investment yield was 5.33 percent, compared to 5.44 percent in the fourth quarter of 2011, reflecting lower yields on new purchases due to declining interest rates along with opportunistic sales of higher yielding securities and higher credit quality of new purchases. The decline in base investment yield was more than offset

FOR IMMEDIATE RELEASE

by lower interest crediting rates, which resulted in improved base net investment spreads for group retirement products and fixed annuities, compared to the fourth quarter of 2011. Total yield for the fourth quarter of 2012 was 6.09% compared to 5.33% in the fourth quarter of 2011, reflecting higher alternative investment returns and fair value gains on the PICC investment.

Premiums, deposits, and other considerations totaled $5.2 billion in the fourth quarter of 2012, compared to $5.9 billion in the fourth quarter of 2011, principally due to a decline in fixed annuity deposits, as AIG Life and Retirement continued to maintain pricing discipline in the current low interest rate environment. Individual variable annuities showed significant growth over the fourth quarter of 2011, benefiting from the expansion of the sales organization, attractive product design, as well as a more favorable competitive environment. Variable annuity deposits totaled $1.2 billion in the fourth quarter of 2012, a 50 percent increase over the fourth quarter of 2011. Premiums, deposits, and other considerations in the fourth quarter of 2012 increased by $430 million compared to the third quarter of 2012, principally due to higher variable annuity and group retirement deposits.

Assets under management were $290.4 billion at the end of the fourth quarter of 2012, compared to $256.9 billion at the end of the fourth quarter of 2011, reflecting growth in variable annuities, strong fixed income and equity markets, and the novation of stable value wrap business from Global Capital Markets.

AIG Life and Retirement provided $440 million of distributions to AIG Parent in the fourth quarter of 2012 and $2.9 billion for the full year 2012.

MORTGAGE GUARANTY

Mortgage Guaranty operations reported an operating loss of $45 million for the fourth quarter of 2012 compared to an operating loss of $25 million in the fourth quarter of 2011. Fourth quarter 2012 results reflected an increase in first-lien loss reserves offset by favorable development in other lines. Lengthening foreclosure timelines in certain states coupled with a reduction in estimated future cures drove the increase in first-lien loss reserves.

Net premiums written were $236 million for the fourth quarter of 2012, compared to $200 million for the fourth quarter of 2011. Domestic first-lien new insurance written totaled $11.6 billion of principal amount of loans insured for the quarter compared to $7.1 billion for the same period in 2011. These results were driven primarily by increased mortgage originations and higher private mortgage penetration in the fourth quarter of 2012 compared to the comparable quarter of 2011 along with an expanded Mortgage Guaranty sales force, new lenders, added distribution channels, and the exit of two competitors in the second half of 2011. Borrower quality remained high, with an average FICO score of 758 and an average loan-to-value of 91 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations reported fourth quarter 2012 operating income of $260 million, compared to $502 million in the fourth quarter of 2011.

FOR IMMEDIATE RELEASE

Conference Call

AIG will host a conference call tomorrow, February 22, 2013, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target,” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of our interests in ILFC, including whether our proposed sale of up to 90 percent of ILFC will be completed and if completed, the timing and final terms of such sale; our exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers; our exposure to European governments and European financial institutions; our strategy for risk management; our generation of deployable capital; our return on equity and earnings per share long-term aspirational goals; our strategies to grow net investment income, efficiently manage capital and reduce expenses; our strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of our subsidiaries. It is possible that our actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause our actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which we are subject as a savings and loan holding company, and if such a determination is made, as a systemically important financial institution; concentrations in our investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; judgments concerning deferred policy acquisition costs (DAC) recoverability; and such other factors as are discussed in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and in Part I, Item IA. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2012. We are not under any obligation (and expressly disclaim any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

FOR IMMEDIATE RELEASE

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Comment on Regulation G

Throughout this press release, including the financial highlights, we present our operations in the way we believe will be most meaningful, representative, and most transparent. That presentation includes the use of certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables.

We believe that After-tax operating income attributable to AIG permits a better assessment and enhanced understanding of the operating performance of our businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. After-tax operating income attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: (income) loss from discontinued operations, net loss (gain) on sale of divested businesses, income from divested businesses, legacy FIN 48 and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance release, amortization of the Federal Reserve Bank of New York (FRBNY) prepaid commitment fee asset, changes in fair value of AIG Life and Retirement fixed income securities designated to hedge living benefit liabilities, change in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, (gain) loss on extinguishment of debt, net realized capital (gains) losses and non-qualifying derivative hedging activities, excluding net realized capital (gains) losses. See page 10 for the reconciliation of Net income (loss) attributable to AIG to After-tax operating income attributable to AIG. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from our September 2008 liquidity crisis. It also includes legal fees incurred by AIG as the plaintiff in connection with such legal matters.

Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary impairments in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

Life and retirement services premiums, deposits and other considerations is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. We use this measure because it is a standard measure of performance used in the insurance industry and thus allows for meaningful comparisons with our insurance competitors.

We present the Accident year loss ratio, as adjusted, and Accident year combined ratio, as adjusted, for our AIG Property Casualty operations. These ratios exclude catastrophe losses and related reinstatement premiums, prior year developments, net of premium adjustments and the impact of reserve discount. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

FOR IMMEDIATE RELEASE

We believe Book Value Per Share, Excluding Accumulated Other Comprehensive Income is a useful non-GAAP measure for investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of our available for sale portfolio and foreign translation adjustments.

Additionally, in some cases, revenues and rates of performance are shown exclusive of partnership income, other enhancements to income and foreign exchange rates. In all such instances, we believe that excluding these items permits investors to better assess the operating performance of each of our underlying businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. We believe that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation. When such measures are disclosed, reconciliations to the comparable GAAP measure are provided.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2012	2011	(Dec.)	2012	2011	(Dec.)
AIG Property Casualty Operations:
Net premiums written	$7,809	$7,848	(0.5)%	$34,436	$34,840	(1.2)%

Net premiums earned	8,613	8,962	(3.9)	34,873	35,689	(2.3)
Claims and claims adjustment expenses incurred	7,545	6,675	13.0	25,785	27,949	(7.7)
Acquisition expense	1,737	1,657	4.8	6,936	6,464	7.3
General operating expense	1,493	1,266	17.9	5,152	4,406	16.9

Underwriting loss	(2,162)	(636)	(239.9)	(3,000)	(3,130)	4.2
Net investment income	1,217	1,003	21.3	4,820	4,348	10.9
Operating income (loss)	(945)	367	—	1,820	1,218	49.4
Net realized capital gains (losses) (a)	(51)	454	—	(2)	607	—
Legal settlements	17	—	—	17	—	—
Other income (loss)	(4)	(4)	—	2	(5)	—

Pre-tax income (loss)	$(983)	$817	—	$1,837	$1,820	0.9

Loss ratio	87.6	74.5		73.9	78.3
Acquisition ratio	20.2	18.5		19.9	18.1
General operating expense ratio	17.3	14.1		14.8	12.4

Combined ratio	125.1	107.1		108.6	108.8

AIG Life and Retirement Operations:
Premiums	$626	$639	(2.0)	$2,428	$2,513	(3.4)
Policy fees	735	681	7.9	2,791	2,705	3.2
Net investment income	2,715	2,372	14.5	10,718	9,882	8.5
Other income	9	209	(95.7)	9	209	(95.7)

Total revenues	4,085	3,901	4.7	15,946	15,309	4.2
Benefits and expenses	2,995	2,989	0.2	11,786	12,032	(2.0)
Operating income	1,090	912	19.5	4,160	3,277	26.9
Legal settlements	154	—	—	154	—	—
Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	(11)	—	—	37	—	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(81)	(132)	38.6	(1,201)	(327)	(267.3)
Net realized capital gains (a)	100	97	3.1	630	6	—

Pre-tax income	$1,252	$877	42.8	$3,780	$2,956	27.9
Other operations, operating income (loss)	260	502	(48.2)	4,124	(1,774)	—
Other operations, pre-tax income (loss) before net realized capital gains (losses)	290	979	(70.4)	3,398	(4,715)	—
Other operations, net realized capital gains (a)	98	173	(43.4)	501	12	—
Consolidation and elimination adjustments (a)	(28)	(75)	62.7	(194)	43	—

Income from continuing operations before income tax expense (benefit)	629	2,771	(77.3)	9,322	116	—
Income tax expense (benefit)	246	(18,737)	—	1,570	(19,424)	—

Income from continuing operations	383	21,508	(98.2)	7,752	19,540	(60.3)
Income (loss) from discontinued operations, net of tax	(4,332)	94	—	(4,052)	1,790	—

Net income (loss)	(3,949)	21,602	—	3,700	21,330	(82.7)

Less:
Net income from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests	—	96	—	208	634	(67.2)
Other	9	26	(65.4)	54	54	—

Total net income from continuing operations attributable to noncontrolling interests	9	122	(92.6)	262	688	(61.9)
Net income from discontinued operations attributable to noncontrolling interests	—	1	—	—	20	—

Total net income attributable to noncontrolling interests	9	123	(92.7)	262	708	(63.0)

Net income (loss) attributable to AIG	(3,958)	21,479	—	3,438	20,622	(83.3)

Net income (loss) attributable to AIG common shareholders	$(3,958)	$21,479	—%	$3,438	$19,810	—%

Financial Highlights – continued

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Inc. (Dec.)	2012	2011	% Inc. (Dec.)

Net income (loss) attributable to AIG	$(3,958)	$21,479	—%	$3,438	$20,622	(83.3)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts net of tax):
(Income) loss from discontinued operations	4,332	(93)	—	4,052	(1,770)	—
Net loss (gain) on sale of divested businesses	(1)	(1)	—	1	48	(97.9)
Income from divested businesses	—	—	—	—	(16)	—
Legacy FIN 48 and other tax adjustments	200	—	—	543	—	—
Legal reserves (settlements) related to legacy crisis matters	(129)	6	—	353	13	—
Deferred income tax valuation allowance release	(116)	(19,252)	99.4	(1,911)	(18,307)	(89.6)
Amortization of FRBNY prepaid commitment fee asset	—	—	—	—	2,358	—
Changes in fair value of AIG Life and Retirement fixed income securities designated to hedge living benefit liabilities	7	—	—	(24)	—	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital (gains) losses	52	83	(37.3)	781	202	286.6
(Gain) loss on extinguishment of debt	—	(328)	—	6	(520)	—
Net realized capital (gains) losses	(97)	(414)	76.6	(586)	(460)	(27.4)
Non-qualifying derivative hedging activities, excluding net realized capital (gains) losses	—	(9)	—	(18)	(84)	78.6

After-tax operating income attributable to AIG	$290	$1,471	(80.3)	$6,635	$2,086	218.1

Income (loss) per common share - diluted:
Net income (loss) attributable to AIG common shareholders	$(2.68)	$11.31	—	$2.04	$11.01	(81.5)

After-tax operating income attributable to AIG	$0.20	$0.77	(74.0)	$3.93	$1.16	239.0

Book value per share (b)				$66.38	$53.53	24.0%
Book value per share, excluding accumulated other comprehensive income (c)				$57.87	$50.11	15.5%

Return on equity (d)	NM	NM		3.4%	24.1%
Return on equity, excluding accumulated other comprehensive income (e)	NM	NM		3.7%	26.6%
Return on equity - after-tax operating income (f)	1.3%	7.0%		7.2%	2.7%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by shares outstanding.
(c)	Represents total AIG shareholders’ equity, excluding accumulated other comprehensive income (AOCI) divided by shares outstanding. Amounts for periods prior to December 31, 2012 have been revised to reflect reclassification of income taxes from AOCI to additional paid in capital to correct the presentation of components of AIG shareholders’ equity.
(d)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(e)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(f)	Computed as Actual or Annualized after-tax operating income divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.

NM - Not meaningful